Exhibit 99.1

N E W S

Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, CO 80203
Phone: (303) 295-3995

Cimarex Announces Initial Results of Tender Offer
and Consent Solicitation

DENVER; April 5, 2012 — Cimarex Energy Co. (NYSE: XEC) announced today that it had received, as of 5:00 p.m., New York City time, on April 4, 2012 (the “Consent Expiration”), tenders and consents from holders of 86%, or $299.8 million, of its outstanding $350 million aggregate principal amount of 7.125% Senior Notes due 2017 (CUSIP No. 171798AA9) (the “Notes”), in connection with its previously announced tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation”) for the Notes, which commenced on March 22, 2012, and are described in the Offer to Purchase and Consent Solicitation Statement dated March 22, 2012 (the “Offer to Purchase”), and a related Consent and Letter of Transmittal (the “Letter of Transmittal”).

The consents received by Cimarex exceeded a majority in principal amount of outstanding Notes. Therefore, Cimarex intends to execute today a supplemental indenture (the “Supplemental Indenture”) with respect to the indenture governing the Notes, which will eliminate most of the covenants and certain default provisions applicable to the Notes. The Supplemental Indenture will not become operative until a majority in aggregate principal amount of the outstanding Notes has been purchased by Cimarex pursuant to the terms of the Tender Offer, which is expected to occur today.

Cimarex’s obligation to accept for purchase, and to pay for, any Notes pursuant to the Tender Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including the closing today of Cimarex’s previously announced public offering of $750 million aggregate principal amount of 5.875% Senior Notes due 2022. The total consideration for each $1,000.00 principal amount of Notes that were validly tendered is $1,039.38, which includes a consent payment of $3.75 per $1,000.00 in principal amount of the Notes validly tendered and not validly withdrawn prior to the Consent Expiration (the “Consent Payment”). Holders of Notes validly tendered and not validly withdrawn prior to the Consent Expiration will also receive accrued and unpaid interest from the last interest payment date on the Notes to, but not including, the purchase date.

Holders who have not already tendered their Notes may continue to do so at any time on or prior to the expiration of the Tender Offer at 12:00 midnight, New York City time, on Wednesday, April 18, 2012, unless extended. However, such holders will not be entitled to receive the Consent Payment. Withdrawal rights for the tender offer have expired. Accordingly, holders may not withdraw Notes previously or hereafter tendered except as contemplated by the Tender Offer.

Cimarex has notified the Trustee for the Notes of its election to redeem, on May 7, 2012, any Notes untendered in the Tender Offer in accordance with the indenture governing the Notes.

Cimarex has engaged J.P. Morgan Securities LLC to act as Dealer Manager and Solicitation Agent and MacKenzie Partners, Inc. to act as Information Agent in connection with the Tender Offer and Consent Solicitation. Questions regarding the terms of the offer may be directed to J.P. Morgan Securities LLC at (800) 245-8812 (U.S. toll free) or (212) 270-1200 (collect). Questions regarding tender procedures or requests for documentation, including the Offer to Purchase and Letter of Transmittal, may be directed to MacKenzie Partners, Inc. at 105 Madison Avenue, New York, NY 10016 or by calling (800) 322-2885 (U.S. toll free) or (212) 929-5500 (collect).

Cimarex’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and Letter of Transmittal. This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. This press release does not constitute an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The Tender Offer and Consent Solicitation are being made solely pursuant to the Offer to Purchase and Letter of Transmittal. The Tender Offer and Consent Solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Cimarex, the Dealer Manager and Solicitation Agent, the Depository or the Information Agent makes any recommendation in connection with the Tender Offer. Subject to applicable law, Cimarex may amend or extend the Tender Offer .

Additionally, this announcement does not constitute a notice of redemption of the Notes under the optional redemption provisions of the indenture.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that Cimarex’s management believes are reasonable based on currently available information; however, management’s assumptions and Cimarex’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Cimarex undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Cimarex’s filings with the SEC.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.

Mark Burford, Vice President Capital Markets and Planning

303-295-3995

www.cimarex.com